Exhibit 99.1



THE FOLLOWING IS THE TEXT OF A PRESS RELEASE DATED SEPTEMBER 2, 2003, ISSUED BY OFFICEMAX, INC. AND BOISE CASCADE CORPORATION:

BOISE CASCADE CORPORATION
CORPORATE COMMUNICATIONS DEPARTMENT
1111 West Jefferson Street   PO Box 50 Boise, ID 83728
T 208 384 7990   F 208 384 7224                         BOISE    OFFICEMAX

OFFICEMAX, INC.
CORPORATE AND INVESTOR COMMUNICATIONS DEPARTMENT
3605 Warrensville Center Road
Shaker Heights, OH 44122
T 216 471 6900   F 216 471 3407


News Release

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Media Contacts:                          Investor Contacts:
Mike Moser                               Vincent Hannity
Boise Cascade Corporation                Boise Cascade Corporation
Office 208 384 6016   Cell 208 867 4346  Office 208 384 6390   Cell 208 890 6385

Steve Baisden                            Michael Weisbarth
OfficeMax, Inc.                          OfficeMax, Inc.
Office 216 471 3441                      Office 216 471 6698

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FOR IMMEDIATE RELEASE:  SEPTEMBER 2, 2003



BOISE, OFFICEMAX ANNOUNCE END OF WAITING PERIOD
UNDER HART-SCOTT-RODINO ACT

Marks the completion of one condition to closing Boise's acquisition of OfficeMax


     BOISE, Idaho and CLEVELAND - Boise Cascade Corporation (NYSE:BCC) and OfficeMax, Inc. (NYSE:OMX) announced today that the 30-day waiting period under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 with respect to Boise's previously announced plan to acquire OfficeMax expired at midnight on August 29, 2003. The expiration or termination of the Hart-Scott-Rodino waiting period is one of the conditions to closing contained in the merger agreement between the two companies.

     As announced on July 14, 2003, Boise reached a definitive agreement to acquire OfficeMax for approximately $1.154 billion, or $9.00 per fully diluted share. This transaction has been unanimously approved by the boards of directors of both companies and is subject to approval by shareholders of both companies. The transaction is expected to close in the fourth quarter of 2003.

ABOUT OFFICEMAX

     OfficeMax serves its customers through nearly 1,000 superstores, E-commerce websites, and direct-mail catalogs. The company, headquartered in Cleveland, has operations in the United States,

                                    -more-


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                                     -2-

Canada, Puerto Rico, the U.S. Virgin Islands, and Mexico. In addition to offering office products, business machines, and related items, OfficeMax superstores feature CopyMax and FurnitureMax, store-within-a store modules devoted exclusively to "print-for-pay" services and office furniture. The company also reaches customers in the United States with an offering of over 40,000 items through its award winning E-commerce site, OfficeMax.com, its direct-mail catalogs, and its outside sales force, all of which are serviced by its three PowerMax distribution facilities, 17 delivery centers, and two national customer call and contact centers. OfficeMax reported sales of $4.8 billion in 2002.

ABOUT BOISE

     Boise, headquartered in Boise, Idaho, delivers office, building, and paper solutions that help our customers to manage productive offices and construct well-built homes - two of the most important activities in our society. Boise's 24,000 employees help people work more efficiently, build more effectively, and create new ways to meet business challenges. Boise owns or controls 2.4 million acres of timberlands, mostly in the U.S., and had sales of $7.4 billion in 2002. Additional information about the company is available from Boise's website at http://www.bc.com/.

     Boise Office Solutions, headquartered in Itasca, Illinois, is a division of Boise and a premier multinational distributor of office and technology products, office furniture, and paper. Boise Office Solutions had 2002 sales of $3.5 billion, including more than $1 billion of domestic E-commerce sales. Boise Office Solutions serves customers ranging in size from small organizations to multinational corporations through 63 distribution centers, two outbound sales centers, four customer service centers, and over 100 retail stores in the United States, Canada, Mexico, Australia, and New Zealand.

     Boise Paper Solutions, headquartered in Boise, Idaho, is a division of Boise and recorded 2002 sales of $1.9 billion. In 2002, Boise Paper Solutions manufactured 1.6 million tons of office, printing, forms, and converting papers; 1.3 million tons of newsprint, market pulp, and containerboard; and
4.6 billion square feet of corrugated containers. The business operates five pulp and paper mills, two paper converting facilities, six paper distribution facilities, and five corrugated container plants in the United States.

     Boise Building Solutions, headquartered in Boise, Idaho, is a division of Boise and manufactures plywood, oriented strand board, lumber, particleboard, and engineered wood products at 25 manufacturing facilities in the United States, Canada, and Brazil. The business also operates 28 facilities that distribute a broad line of building materials, including wood products manufactured by Boise, to retail lumber dealers, home centers specializing in the do-it-yourself market, and industrial customers. Boise Building Solutions posted manufacturing sales of $800 million and distribution sales of $1.7 billion in 2002.


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                                  -3-

ADDITIONAL INFORMATION ABOUT THIS TRANSACTION

     Boise filed a preliminary joint proxy statement/prospectus and other documents regarding this transaction with the Securities and Exchange Commission on August 1, 2003. Boise and OfficeMax will continue to file documents with the SEC regarding this transaction, including one or more amendments to the joint proxy statement/prospectus. Boise and OfficeMax will mail the definitive joint proxy statement/prospectus to their respective security holders. These documents contain important information about this transaction, and we urge you to read them carefully as they become available.

     You may obtain copies of all documents filed with the Securities and Exchange Commission regarding this transaction, free of charge, at the SEC's website (www.sec.gov). You may obtain copies of these documents relating to Boise without charge from Boise on the Internet at www.bc.com under the "Investor Relations" section, or by contacting Boise's Corporate Communications Department by mail at 1111 West Jefferson Street, P.O. Box 50, Boise, Idaho 83728-0001, by phone at (208) 384-7990 or by e-mail to investor@bc.com. You may obtain copies of these documents relating to OfficeMax without charge on the Internet at www.officemax.com, under the "Corporate Information" section, or by contacting OfficeMax's Investor Relations Department by mail at 3605 Warrensville Center Road, Shaker Heights, Ohio 44122, by phone at (216) 471- 8697 or by e-mail to investor@officemax.com.

PARTICIPANTS IN THIS TRANSACTION

     Boise and OfficeMax and their respective directors and executive officers may be deemed participants in the solicitation of proxies from security holders in connection with this transaction. Information about the directors and executive officers of Boise and OfficeMax and information about other persons who may be deemed participants in this transaction are included in the joint proxy statement/prospectus. You can find additional information about Boise's executive officers and directors in Boise's proxy statement (DEF14A) filed with the SEC on March 10, 2003. You can find additional information about OfficeMax's officers and directors in OfficeMax's proxy statement (DEF14A) filed with the SEC on May 1, 2003. You can obtain free copies of these documents from the SEC, Boise, or OfficeMax using the contact information above.

FORWARD-LOOKING STATEMENTS

     The statement within this news release regarding the expected time of the closing of the transaction is a "forward-looking statement" within the meaning of the Private Securities Litigation Reform Act of 1995. This forward-looking statement speaks only as of the date of this press release. This forward-looking statement is based on the current expectations and beliefs of Boise's and OfficeMax's management and is subject to a number of uncertainties and assumptions that could cause the expected closing date to differ or could cause the closing not to occur at all.